Exhibit 3.2
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
Millennium National Events, Inc.
a Nevada Corporation

FIRST. The name of the corporation is:

Millennium National Events, Inc

SECOND. The resident agent for this corporation shall be:

Laughlin Associates, Inc

The address of said agent, and the principal or statutory address of this corporation in the State of Nevada, shall be 1135 TERMINAL WAY, SUITE 209, RENO, NEVADA 89502, located in WASHOE COUNTY, State of Nevada.  This corporation may maintain an office, or offices, in such other place within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the By-Laws of said corporation, and that this corporation may conduct all corporation business of every kind and nature, including the holding of all meetings of Directors and Stockholders, outside the State of Nevada as well as within the State of Nevada.

THIRD. The objects for which this corporation is formed are as follows:  to engage in any lawful activity.

FOURTH. That the total number of voting common stock authorized that may be issued by the corporation is ONE BILLION (1,000,000,000) Common shares of stock PAR VALUE, ..0001 and 10,000,000 Preferred Stock Par value ($0.001). Said shares may be issued by the corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors.

FIFTH. The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1). The name and post office address of the first Board of Directors shall be one (1) in number and listed as follows:

NAME	POST OFFICE ADDRESS

Mark Smith	2533 N Carson Street
Carson City, Nevada 89706

SIXTH.  After the amount of the subscription price, the purchase price, of the par value of the stock of any class or series is paid into the corporation, owners or holders of shares of any stock in the corporation may never be assessed to pay the debts of the corporation.

SEVENTH. The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

NAME	POST OFFICE ADDRESS

Mark Smith	2533 N Carson Street
Carson City, Nevada 89706

EIGHTH. The corporation is to have a perpetual existence.

NINTH. No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omission which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Any repeal or modification of this Article by the stockholders of this corporation shall be prospective only and shall not adversely affect any limitation of the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

TENTH. No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

ELEVENTH. This corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon Stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the Incorporator hereinabove named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying the facts herein stated are true, and accordingly have hereunto set my hand FEBRUARY 18, 2007.

/s/ Mark Smith

Mark Smith